Exhibit 99.1
PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM’S FISCAL SECOND QUARTER FINANCIAL RESULTS EXCEED GUIDANCE
AS RECOVERY MOMENTUM PROGRESSES ACROSS PORTFOLIO

Company Raises Fiscal 2021 Guidance

CHICAGO, April 30, 2021 -- Hillrom (NYSE: HRC) today announced financial results for its fiscal second quarter ended March 31, 2021, and raised its fiscal 2021 guidance.

For the fiscal second quarter, Hillrom reported GAAP earnings of $1.30 per diluted share compared to $0.70 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.73 per diluted share rose 35 percent from $1.28 per diluted share in the prior-year period, and exceeded the company’s guidance range of $1.40 to $1.45 per diluted share. Second quarter financial results reflect strong revenue growth, disciplined cost management and continued margin expansion. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“Broad-based recovery continues to build across our portfolio, resulting in stronger-than-expected financial results for the fiscal second quarter,” said John Groetelaars, Hillrom president and CEO. “We are pleased to be raising our financial guidance for the year given improved underlying performance and strong execution against our strategic priorities. Our ongoing transformation strengthens our ability to unlock significant value for patients, caregivers and shareholders as we deliver on our mission.”

Fiscal Second Quarter 2021 Financial Results

For the fiscal second quarter, worldwide revenue of $762 million increased 5 percent on a reported basis, or 3 percent on a constant currency basis, reflecting better-than-expected revenue and continued recovery across all three business segments, as well as expanded demand for critical care products. One-time COVID purchases contributed revenue of approximately $40 million and adjusted earnings of $0.20 per diluted share.

By Reporting Segment:

•    Patient Support Systems revenue of $398 million increased 4 percent on a reported basis, or 2 percent on a constant currency basis, driven by continued international expansion of med-surg and ICU bed systems, growth in U.S. bed system rentals to support customers in the treatment of COVID-19, and a return to double-digit growth across the company’s care communications platforms.

•    Front Line Care generated revenue of $285 million, an increase of 10 percent on a reported basis and 8 percent on a constant currency basis, driven by strong demand for Welch Allyn® patient monitoring equipment and accelerated recovery across key products as physician office visits return to pre-COVID levels. Physician-based products consist of physical assessment tools, diagnostic cardiology monitors, and vision care products including the Welch Allyn® RetinaVue® 700 Imager used in the screening of diabetic retinopathy.

•    Surgical Solutions generated revenue of $79 million, representing a decline of 5 percent on a reported basis, or a decline of 9 percent on a constant currency basis. Strong growth of operating room tables, including Integrated Table Motion, was more than offset by the impact of the now-completed exit of the international surgical OEM business and more gradual recovery in projects due to the pandemic.

Recent Highlights:

Supporting Hillrom’s financial performance were several key achievements in pursuit of its vision of Advancing Connected Care™, transforming its portfolio through innovation, and delivering sustainable value to patients, caregivers and shareholders. Highlights include:

•    Achieving over $160 million in new product revenue, an increase of 20 percent, and launching a number of innovative products, such as:

−    Welch Allyn® PanOptic™ Plus Ophthalmoscope and MacroView® Plus Otoscope, the latest digital innovations in physical exam tools that can help clinicians make earlier and more accurate diagnoses of ear and eye conditions. These devices are digital image capture-ready, and allow secure tracking, trending and transfer of images for easy and efficient consultation with specialists.

−    Voalte® Nurse Call, a new modernized hardware and user interface with faster processing to route alerts to the proper caregiver to enhance patient and staff safety and satisfaction. This latest innovation builds on Hillrom’s suite of digital platforms and legacy of leadership in care communications, including the broadest offering with both mobile and nurse call solutions.

−    Voalte® Alarm and Alert Management, a solution enabled by the Excel Medical acquisition. This new technology aims to reduce caregiver alarm fatigue and provides retrospective analysis of alert and alarm loads for quality management, valuable insights to standardize event workflow and escalation procedures, and deep patient-context to aid clinical decision making.

−    Voalte® Experience™ App, a new patient engagement digital application that empowers patients’ participation in their care on the iPad at the bedside. With the touch of a button or voice activation, patients and caregivers can directly communicate without having to be physically in the same room.

•    Introducing the Advancing Connected Care™ Everywhere brand campaign, featuring Hillrom’s broad portfolio of connected care solutions across care settings, including in the home, physician office, surgical suite, and acute care. The campaign is driving awareness of how the company’s portfolio is accelerating patient recovery, enabling earlier diagnosis and treatment, simplifying care communications, optimizing surgical safety and efficiency, and shifting care closer to home.

•    Showcasing progress with corporate responsibility initiatives in the areas of environmental, social, economic, and governance priorities with the publication of the 2020 corporate social investment report, “Our Mission Moment.” The report details Hillrom’s rich 100-year history of service and giving back to communities, environmental health and safety efforts, and culture of diversity, inclusion and belonging. Hillrom’s commitment to workplace excellence was recently recognized by Forbes, which named Hillrom as one of America’s Best Large Employers for 2021.

•    Delivering significant value to shareholders through increased dividends and share repurchases. In the fiscal second quarter of 2021, Hillrom raised its dividend for the eleventh consecutive year, and on a year-to-date basis has returned $86 million to shareholders through dividends and share repurchases.

2021 Financial Outlook:

For the full year, Hillrom now expects revenue to increase 1 percent to 3 percent on a reported basis. In addition, the company now expects adjusted earnings, excluding special items, of $6.00 to $6.10 per diluted share and operating cash flow of $440 to $460 million. This compares to the company’s previous guidance range of adjusted earnings of $5.70 to $5.90 per diluted share and operating cash flow of $400 to $430 million.

For the fiscal third quarter 2021, Hillrom expects revenue to decline 7 percent to 9 percent on a reported basis, and adjusted earnings, excluding special items, of $1.32 to $1.36 per diluted share. This guidance reflects a challenging comparison to fiscal third quarter 2020 financial results, which benefited from a surge in one-time COVID-related revenue estimated at approximately $130 million and adjusted earnings of approximately $0.60 per diluted share.

The ongoing scope and evolution of the pandemic remains uncertain and could present pandemic-related risks or opportunities that may require updates to the fiscal 2021 guidance ranges provided today.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP), Hillrom routinely provides operating margin, income before taxes, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations, and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, changes in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, certain impacts of the COVID-19 pandemic, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.23 to $1.28 per diluted share for the fiscal year 2021. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other special items or unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period. Management believes that evaluating growth in net revenue on a constant currency basis provides an additional and meaningful assessment to both management and investors.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).

Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 1398146.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hillrom.com. A supplementary presentation will be posted to the Hillrom website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay for a period of 7 days following the earnings call. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 1398146. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hillrom.com.

About Hillrom

Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by Advancing Connected Care™. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through digital and connected care solutions and collaboration tools, including smart bed systems, patient monitoring and diagnostic technologies, respiratory health devices, advanced equipment for the surgical space and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

Disclosure Regarding Forward-Looking Statements

Certain statements in this release relating to Hillrom’s future plans, objectives, beliefs, expectations, representations and projections, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. It is important to note that forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance, and Hillrom’s actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Hillrom’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Hillrom assumes no obligation to update or revise any forward-looking statements, unless required by law.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31		Six Months Ended March 31
	2021	2020	2021	2020
Net Revenue
Product sales and service	$668.5	$647.0	$1,321.0	$1,261.3
Rental revenue	93.5	76.2	182.1	146.9
Total net revenue	762.0	723.2	1,503.1	1,408.2

Cost of Net Revenue
Cost of goods sold	318.1	317.2	642.3	623.5
Rental expenses	36.5	38.5	74.2	75.5
Total cost of net revenue (excludes acquisition-related intangible asset amortization)	354.6	355.7	716.5	699.0

Research and development expenses	34.5	34.4	69.3	65.9
Selling and administrative expenses	223.7	209.9	432.7	406.7
Acquisition-related intangible asset amortization	27.8	27.1	53.7	53.8
Special charges	7.1	8.8	34.2	16.6
Operating Profit	114.3	87.3	196.7	166.2

Interest expense	(17.1)	(19.1)	(34.9)	(38.5)
Loss on extinguishment of debt	—	—	—	(15.6)
Investment income (expense) and other, net	9.1	(11.4)	16.1	(12.7)

Income Before Income Taxes	106.3	56.8	177.9	99.4

Income tax expense	19.2	9.9	32.0	12.7

Net Income	$87.1	$46.9	$145.9	$86.7

Net Income per Basic Common Share	$1.31	$0.70	$2.20	$1.30

Net Income per Diluted Common Share	$1.30	$0.70	$2.18	$1.29

Average Basic Common Shares Outstanding (in thousands)	66,370	66,685	66,421	66,731

Average Diluted Common Shares Outstanding (in thousands)	66,862	67,218	66,893	67,309

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency (Unaudited)
(In millions)

					U.S.	OUS
	Three Months Ended March 31		Change As Reported	Constant Currency	Change As Reported	Change As Reported	Constant Currency
	2021	2020

Net Revenue:
Product sales and service	$668.5	$647.0	3.3%	0.8%	(2.1)%	14.8%	6.8%
Rental revenue	93.5	76.2	22.7%	21.7%	25.8%	2.0%	(6.1)%
Total net revenue	$762.0	$723.2	5.4%	3.0%	1.6%	14.2%	6.2%

Net Revenue:
Patient Support Systems	$398.3	$382.1	4.2%	2.1%	(1.2)%	21.1%	12.4%
Front Line Care	285.0	258.2	10.4%	8.1%	7.8%	16.2%	8.6%
Surgical Solutions	78.7	82.9	(5.1)%	(9.0)%	(6.8)%	(3.6)%	(11.1)%
Total net revenue	$762.0	$723.2	5.4%	3.0%	1.6%	14.2%	6.2%

OUS - Outside of the United States
					U.S.	OUS
	Six Months Ended March 31		Change As Reported	Constant Currency	Change As Reported	Change As Reported	Constant Currency
	2021	2020

Product sales and service	$1,321.0	$1,261.3	4.7%	2.5%	(2.4)%	20.0%	13.1%
Rental revenue	182.1	146.9	24.0%	22.9%	26.9%	4.2%	(3.7)%
Total net revenue	$1,503.1	$1,408.2	6.7%	4.7%	1.4%	19.3%	12.3%

Patient Support Systems	775.7	726.3	6.8%	4.9%	(0.2)%	29.6%	21.7%
Front Line Care	554.9	512.8	8.2%	6.5%	5.7%	14.0%	8.4%
Surgical Solutions	172.5	169.1	2.0%	(2.2)%	(7.3)%	9.5%	1.8%
Total net revenue	$1,503.1	$1,408.2	6.7%	4.7%	1.4%	19.3%	12.3%

OUS - Outside of the United States

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
As Reported	15.0%	$106.3	$19.2	$1.30	12.1%	$56.8	$9.9	$0.70
Adjustments:
Acquisition and integration costs and related fair value adjustments	0.9%	6.8	1.6	0.08	0.4%	2.7	0.7	0.03
Acquisition-related intangible asset amortization	3.7%	27.8	6.7	0.32	3.7%	27.1	6.6	0.31
Field corrective actions	0.2%	1.6	0.4	0.02	0.2%	1.4	0.4	0.01
Regulatory compliance costs	0.3%	2.2	0.6	0.02	0.7%	4.8	1.2	0.05
Special charges	0.9%	7.1	2.3	0.07	1.2%	8.8	2.3	0.10
Pension settlement expense	—%	—	—	—	—%	8.5	2.0	0.09
Litigation settlements	0.1%	(6.8)	(1.6)	(0.08)	—%	(1.2)	(0.3)	(0.01)
Adjusted Earnings	21.1%	$145.0	$29.2	$1.73	18.3%	$108.9	$22.8	$1.28

	Six Months Ended March 31, 2021				Six Months Ended March 31, 2020
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
As Reported	13.1%	$177.9	$32.0	$2.18	11.8%	$99.4	$12.7	$1.29
Adjustments:
Acquisition and integration costs and related fair value adjustments	0.5%	6.7	1.6	0.08	(0.3)%	(3.8)	1.0	(0.07)
Acquisition-related intangible asset amortization	3.6%	53.7	13.0	0.61	3.8%	53.8	13.0	0.61
Field corrective actions	0.1%	1.6	0.4	0.02	0.1%	1.4	0.4	0.01
Regulatory compliance costs	0.3%	6.3	1.6	0.07	0.6%	8.7	1.8	0.10
Special charges	2.3%	34.2	8.5	0.38	1.2%	16.6	3.5	0.19
Debt refinancing costs	—%	—	—	—	—%	16.1	3.7	0.18
Loss on business combinations	—%	—	—	—	—%	0.4	0.1	0.01
Pension settlement expense	—%	—	—	—	—%	8.5	2.0	0.10
Litigation settlements	0.1%	(6.8)	(1.6)	(0.08)	—%	(1.2)	(0.3)	(0.01)
COVID-19 related costs and benefits, net	—%	(0.1)	—	—	—%	—	—	—
Adjusted Earnings	20.0%	$273.5	$55.5	$3.26	17.2%	$199.9	$37.9	$2.41

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share amounts)

	March 31, 2021	September 30, 2020
ASSETS
Current Assets
Cash and cash equivalents	$269.7	$296.5
Trade accounts receivable, net of allowances of $29.6 and $25.9 as of March 31, 2021 and September 30, 2020	578.5	594.9
Inventories, net of reserves	327.5	352.0
Other current assets	102.8	121.5
Total current assets	1,278.5	1,364.9
Property, plant and equipment	870.9	858.2
Less accumulated depreciation	(572.0)	(552.1)
Property, plant and equipment, net	298.9	306.1
Goodwill	1,842.4	1,835.5
Other intangible assets and software, net	988.4	976.7
Deferred income taxes	33.2	32.9
Other assets	156.3	155.0
Total Assets	$4,597.7	$4,671.1
LIABILITIES
Current Liabilities
Trade accounts payable	$210.0	$236.5
Short-term borrowings	102.3	222.3
Accrued compensation	129.6	144.9
Accrued product warranties	30.3	30.8
Accrued rebates	48.9	44.8
Deferred revenue	105.6	110.1
Other current liabilities	166.4	162.8
Total current liabilities	793.1	952.2

Long-term debt	1,632.0	1,655.7
Accrued pension and postretirement benefits	93.4	89.3
Deferred income taxes	110.2	113.0
Other long-term liabilities	129.3	134.8
Total Liabilities	2,758.0	2,945.0
SHAREHOLDERS' EQUITY
Capital Stock:
Preferred stock - without par value: Authorized - 1,000,000; none issued or outstanding
Common stock - without par value: Authorized - 199,000,000	4.4	4.4
Issued: 88,457,634 shares as of March 31, 2021 and September 30, 2020; Outstanding: 66,409,302 as of March 31, 2021 and 66,640,832 as of September 30, 2020
Additional paid-in capital	681.7	667.0
Retained earnings	2,245.1	2,132.2
Accumulated other comprehensive (loss)	(153.2)	(180.2)
Treasury stock, common shares at cost: 22,048,332 as of March 31, 2021 and 21,816,802 as of September 30, 2020	(938.3)	(897.3)
Total Shareholders’ Equity	1,839.7	1,726.1
Total Liabilities and Shareholders' Equity	$4,597.7	$4,671.1

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended March 31
	2021	2020
Operating Activities
Net income	$145.9	$86.7
Adjustments to reconcile net income to net cash, cash equivalents and restricted cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	37.5	34.1
Acquisition-related intangible asset amortization	53.7	53.8
Amortization of debt discounts and issuance costs	2.1	2.1
Loss on extinguishment of debt	—	15.6
Benefit for deferred income taxes	(6.6)	(8.4)
Loss on disposal of property, equipment, intangible assets and impairments	0.3	1.2
Stock compensation	22.8	19.0
Other operating activities	16.5	12.4
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	12.6	12.2
Inventories	16.7	(1.7)
Other current assets	17.3	(23.6)
Trade accounts payable	(15.2)	6.3
Accrued expenses and other liabilities	(22.1)	(55.2)
Other assets and liabilities	(2.8)	2.2
Net cash, cash equivalents and restricted cash provided by operating activities	278.7	156.7
Investing Activities
Purchases of property, plant, equipment and software	(53.0)	(46.1)
Proceeds on sale of property and equipment	0.5	1.4
Payment for acquisition of businesses, net of cash acquired	(30.0)	(13.1)
Other investing activities	—	(0.1)
Net cash, cash equivalents and restricted cash used in investing activities	(82.5)	(57.9)
Financing Activities
Payments of long-term debt	(25.0)	(25.1)
Borrowings on Revolving Credit Facility	275.0	190.0
Payments on Revolving Credit Facility	(275.0)	(85.0)
Borrowings on Securitization Facility	—	13.2
Payments on Securitization Facility	(30.0)	(17.7)
Borrowings on Note Securitization Facility	—	32.6
Payments on Note Securitization Facility	(90.0)	(21.2)
Redemption and prepayment premium on 5.75% Notes	—	(437.2)
Cash dividends	(30.5)	(28.7)
Proceeds on exercise of stock options	2.0	5.7
Stock repurchases for stock award withholding obligations	(8.5)	(15.8)
Stock repurchases in the open market	(47.4)	(54.1)
Other financing activities	4.4	3.9
Net cash, cash equivalents and restricted cash used in financing activities	(225.0)	(439.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2.0	(2.7)
Net Cash Flows	(26.8)	(343.3)
Cash, Cash Equivalents and Restricted Cash:
At beginning of period	296.5	633.8
At end of period	$269.7	$290.5